NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES TERMINATION OF TENANT’S OPTION TO PURCHASE IMPERIAL’S FLORIDA FARM

NEW YORK, NEW YORK (September 1, 2015) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) announced that the landscape nursery company tenant that, earlier this year, notified Griffin’s wholly-owned subsidiary, Imperial Nurseries, Inc. (“Imperial”), that it was exercising its option under the lease of Imperial’s Quincy, Florida production nursery (the “Florida Farm”) to purchase the Florida Farm, recently informed Imperial that it would not close on the purchase of the Florida Farm. Imperial and the tenant have entered into a Holdover and Settlement Agreement (the “Agreement”) which permits the tenant to continue to occupy the Florida Farm at an agreed upon rental rate for eight months after August 31, 2015, the scheduled expiration date of the Florida Farm lease. The Agreement also stipulates that Imperial will retain the deposit against the purchase price made by the tenant when it exercised its option to purchase the Florida Farm. Imperial expects to seek a sale or lease of the Florida Farm at the conclusion of the tenant’s occupancy of the Florida Farm under the Agreement.

Imperial ceased its growing operations at the Florida Farm in fiscal 2009 and leased that facility to the current tenant at that time. In fiscal 2014, Griffin exited the landscape nursery business when Imperial sold its inventory and certain other assets at its Connecticut nursery operation to another landscape nursery company and entered into a long-term lease of the Connecticut farm.

    Forward-Looking Statements:

    This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These forward looking statements include the statements concerning the continued occupancy of the Florida Farm by the current tenant and seeking a sale or lease of the Florida Farm after the conclusion of the current tenant’s occupancy of that facility. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin, and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2014. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.